Exhibit 10.7

LOAN AGREEMENT

THIS AGREEMENT is made on 1st November 2023

BETWEEN

(1)	The person whose name and particulars are set out in Schedule 1 (the “Shareholder” and each an “Shareholder”); and

(2)	Vistek Pte Ltd (Company Registration No. 200300608D), a company duly incorporated in Singapore with its address at 39 Woodlands Close #08-11, MEGA@WOODLANDS Singapore 737856 (the “Borrower”).

WHEREAS

(A)	The Borrower is a company duly incorporated in Singapore on January 21, 2003, with a current issued and paid-up share capital of S$1,000,000/- comprising 1,000,000 ordinary shares.

(B)	At the request of the Borrower, the Shareholder has agreed to make available to the Borrower a loan (the “Loan”) of an aggregate principal amount, in the proportion as set out in Schedule 1, on and subject to the terms of this Agreement.

IT IS HEREBY AGREED AS FOLLOWS

1	EXTENSION OF LOAN

1.1	The amount of contribution to the Loan of each Shareholder is as set out in Schedule 1.

1.2	The Shareholder shall on the date falling three (3) Business Days from the date of this Agreement or such other later date as the parties may agree (the “Funding Dates”) in progressive payments to professional fees associated initial public offering.

In this Agreement, “Business Day” means a day other than Saturday or Sunday on which commercial banks in Singapore are open for business.

1.3	The obligations of the Shareholder under this Agreement are several and not joint and several. If any of the Shareholder shall default in making available his proportion of the Loan to the Borrower, none of the other Shareholder shall be obliged to make available to the Borrower that portion of the Loan that was to be made available by the defaulting Shareholder to the Borrower.

2	CONDITIONS PRECEDENT

2.1	The obligations of the Shareholder hereunder to make available the Loan Facility are subject to the conditions precedent that:

2.1.1	the Borrower shall provide a certified extract of the resolutions of the board of directors of the Borrower accepting the Loan and approving entry into this Agreement by the Borrower;

2.1.2	no Event of Default (as defined in Clause 7.1) having occurred; and

2.1.3	all necessary legal documentation are in form and substance satisfactory to all parties.

2.2	The Borrower shall use all reasonable endeavors to ensure that the conditions precedent set out in Clause 2.1 are fulfilled as soon as reasonably practicable after the date of this Agreement but before the Funding Dates.

2.3	The Shareholder may waive compliance with any of the aforesaid conditions on such terms as the Shareholder may deem fit.

2.4	If any of the conditions precedent set out in Clause 2.1 has not been fulfilled (or waived by the Shareholder) on or before the date specified in Clause 2.2, this Agreement (other than Clauses 2 and 10) shall automatically terminate. Thereafter, no party shall have any claim of any nature whatsoever against the other parties under this Agreement (save in respect of any breaches by any party of the obligations under Clause 2.2 or any other rights and liabilities of the parties which have accrued prior to termination).

3	USE OF THE LOAN

3.1	The proceeds of the Loan shall be utilized by the Borrower for the purpose to fund the professional fees associated to the initial public offering in any stock exchange in United States.

4	REPAYMENT OF THE LOAN

4.1	The Borrower shall repay to the Shareholder the Principal Amount (in full or in part only) with interest free upon the notice in written given (after the successful listing in the stock exchanges in United States) to the Shareholder or the occurrence of any Event of Default (as defined in Clause 6.1) has occurred.

5	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	Each party to this Agreement hereby represents and warrants to and with the others that:

5.1.1	it has full power and authority to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on it enforceable in accordance with its terms; and

5.1.2	the execution and delivery of, and the performance of its obligations under this Agreement will not:

(a)	result in a breach of any provision of its memorandum or articles of association or of any agreement or arrangement to which it is a party or by which it is bound; or

(b)	result in a breach of any order, judgement or decree of or undertaking to any court, government body, statutory authority or regulatory body (including, without limitation, any relevant stock exchange or securities council) to which it is a party or by which it is bound.

5.2	Each party to this Agreement hereby warrant and undertake to and with the others that each of the representations and warranties contained in Clause 5.1 shall survive and continue to have full force and effect after the execution of this Agreement for so long as any amount is or may be outstanding under this Agreement or the Loan is outstanding.

5.3	Each of the Shareholder hereby severally represents, warrants and undertakes to and with the Borrower that:

5.3.1	save as disclosed by the Shareholder in writing, it is not related to any other Shareholder, the Borrower, or their respective directors or substantial shareholder;

5.3.2	it does not and will not hold any share of the Borrower on trust for any person (including any director or substantial shareholder of the Borrower); and

6	EVENTS OF DEFAULT

6.1	Each of the following events shall be an Event of Default:

6.1.1	a default in any respect is made by the Borrower in the performance or observance of any covenant, condition or provision contained in this Agreement and on its part to be performed or observed and such default continues for the period of fourteen (14) days next following the service by the Shareholder on the Borrower of notice requiring such default to be remedied;

6.1.2	a resolution is passed or an order of a court of competent jurisdiction is made that the Borrower be wound up or dissolved otherwise than for the purposes of or pursuant to and followed by a consolidation, amalgamation, merger or reconstruction the terms of which shall have previously been approved in writing by the Shareholder, such approval not to be unreasonably withheld or delayed;

6.1.3	a resolution is passed or an order of a court of competent jurisdiction is made for the winding up or dissolution of any subsidiary of the Borrower except (i) for the purposes of or pursuant to and followed by a consolidation or amalgamation with or merger into the Borrower or any other subsidiary, (ii) for the purposes of or pursuant to and followed by a consolidation, amalgamation, merger or reconstruction (other than as described in (i) above) the terms of which shall have previously been approved by the Shareholder, such approval not to be unreasonably withheld or delayed or (iii) by way of a voluntary winding up or dissolution where there are surplus assets in such subsidiary and such surplus assets attributable to the Borrower and/or any other subsidiary are distributed to the Borrower and/or any such other subsidiary;

6.1.4	an encumbrancer takes possession or a receiver is appointed over the whole or a material part of the assets or undertaking of the Borrower or any subsidiary of the Borrower;

6.1.5	a distress, execution or seizure order before judgement is levied or enforced upon or issued out against the whole or a material part of the property of the Borrower or any subsidiary of the Borrower (as the case may be) and is not discharged within thirty (30) days thereof;

6.1.6	the Borrower or any subsidiary of the Borrower is unable to pay its debts as and when they fall due or the Borrower or any subsidiary of the Borrower shall initiate or consent to proceedings relating to itself under any applicable bankruptcy, reorganization or insolvency law or make an assignment for the benefit of, or enter into any composition with, its creditors;

6.1.7	proceedings shall have been initiated against the Borrower or any subsidiary of the Borrower under any applicable bankruptcy, reorganization or insolvency law and such proceedings shall not have been discharged or stayed within a period of sixty (60) days;

6.1.8	any step is taken by any person for the appointment of a liquidator (including provisional liquidator), receiver, judicial manager, trustee, administrator, agent or similar officer of the Borrower or over all or any part of the assets of the Borrower or any subsidiary of the Borrower;

6.1.9	any event occurs which has an analogous effect to any of the events referred to in Clauses 6.1.1 to 6.1.8 above; or

6.2	The Shareholder may at any time after the happening of an Event of Default, whether or not notice shall have been given to the Borrower of the occurrence of such Event of Default, by written notice to the Borrower declare that the whole of the Loan for the time being outstanding and unpaid has become due and payable within thirty (30) Business Days of such declaration, and that the obligations of the Shareholder hereunder and under the Loan have been forthwith cancelled, and it shall be lawful for the Shareholder to exercise all or any rights, powers and remedies under this Agreement or such other related documents in any manner and in any order as the Shareholder may determine.

7	WAIVER NOT TO PREJUDICE RIGHTS OF SHAREHOLDER

7.1	The Shareholder may from time to time at any time waive either unconditionally or on such terms and conditions as it may deem fit and in accordance with the provisions of this Agreement any breach by the Borrower of any of the undertakings, stipulations, terms and conditions herein contained and/or such other related documents and any modification thereof but without prejudice to its powers, rights and remedies for enforcement thereof, Provided Always that:

7.1.1	no neglect or forbearance of the Shareholder to require and enforce payment of any moneys hereunder or the performance and observance of any undertakings, stipulations, terms and conditions herein contained and/or such other related documents, nor any time which may be given to the Borrower shall in any way prejudice or affect any of the rights, powers or remedies of the Shareholder at any time afterwards to act strictly in accordance with the provisions hereof and/or thereof; and

7.1.2	no such waiver of any such breach as aforesaid shall prejudice the rights of the Shareholder in respect of any other or subsequent breach of any of the undertakings, stipulations, terms or conditions aforesaid.

8	SEVERABILITY

If any provision in this Agreement shall be, or at any time shall become invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect or impair any other provisions of this Agreement but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

9	ASSIGNMENTS

9.1	This Agreement shall be binding upon and ensure to the benefit of each party, its successors-in-title and its permitted assignees.

9.2	Unless expressly provided herein, no party shall assign or transfer the benefits, rights and obligations under this Agreement without the prior written approval of the other parties.

10	CONFIDENTIALITY

10.1	All communications between the parties and all information and other material supplied to or received by any of them from the other party which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning the business transactions or the financial arrangements of the Borrower or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient unless it is in the public domain (save where it is the result of any act or breach by such recipient) or as may be required by applicable law or recognized stock exchange, whereupon, to the extent that it is public, this obligation shall cease.

10.2	The obligations contained in this Clause 10 shall endure, even after the release of any parties or termination of this Agreement in accordance with and as permitted by the provisions of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

11	COSTS

Each party shall bear its own costs incurred in respect of the preparation, negotiation and execution of this Agreement, including all out-of-pocket expenses and legal fees.

12	NOTICES

Any notice, communication or demand required to be given, made or served for any purpose of this Agreement shall be given, made or served by delivering the same in person by letter, or by facsimile, or made by telephone (but in the case of notification by telephone with subsequent confirmation by facsimile dispatched, or letter delivered in person, within 24 hours). Such notice or demand shall take effect at the time of delivering such letter, dispatching such facsimile or making such telephone call if so delivered, dispatched or made to the following addresses or to such other addresses as may from time to time be notified (in accordance with this Clause) by the relevant party to the other party:

The Shareholder

As set out in Schedule 1

The Borrower
Address:	39 Woodlands Close #08-11, MEGA@WOODLANDS Singapore 737856
Telephone:	6331 2289
Facsimile:	6909 0133
Contact:	Mr. Ho Teck Hong

13	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties may execute this Agreement by signing any such counterpart.

14	RIGHTS OF THIRD PARTIES

Nothing in this Agreement is intended to grant to any third party any right to enforce any term of this Agreement or to confer on any third party any benefits under this Agreement for the purposes of the Contract (Rights of Third Parties) Act (Chapter 53B) and any re-enactment thereof, the application of which legislation is hereby expressly excluded.

15	DURATION AND TERMINATION

This Agreement shall terminate and cease to have any further force or with the agreement of all parties hereto in writing, whichever is the earlier.

16	GOVERNING LAW AND SUBMISSION TO JURISDICTION

16.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of Singapore.

16.2	Each party agrees that any suit, action or proceeding in respect of any dispute or difference whatsoever arising out of or in connection with this Agreement may be brought in the courts of Singapore and irrevocably submits itself to the exclusive jurisdiction of those courts.

SCHEDULE 1

SHAREHOLDERS

No.	Name	Amounts (USD)
1	Ho Teck Hong	1,000,000
	TOTAL	1,000,000

IN WITNESS WHEREOF this Agreement was entered into by the following parties on the date above stated.

Shareholder

Ho Teck Hong

Signature:	/s/ Ho Teck Hong

Borrower

Vistek Pte Ltd

Signature:	/s/ Vivian Teo Jer Neng

Name:	Vivian Teo Jer Neng

Designation:	Director

Date:	1 November 2024

To:	Vistek Pte Ltd
39 Woodlands Close #08-11,
MEGA@WOODLANDS
Singapore 737856

Dear Sirs,

Subject: Loan agreement dated 1 November 2023

I would like to inform you that the loan agreement dated 1 November 2023 will be extended to 30 June 2025. All other terms and conditions remained unchanged.

Yours faithfully,

/s/ Ho Teck Hong
Ho Teck Hong

Date:	1 June 2025

To:	Vistek Pte Ltd
39 Woodlands Close #08-11,
MEGA@WOODLANDS
Singapore 737856

Dear Sirs,

Subject: Second extension loan agreement dated 1 November 2024

I would like to inform you that the second extension loan agreement dated 1 November 2024 will be extended to 30 June 2026. All other terms and conditions remained unchanged.

Yours faithfully,

/s/ Ho Teck Hong
Ho Teck Hong